Civeo Reports Fourth Quarter and Full Year 2019 Results

HOUSTON and CALGARY, February 27, 2020 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2019.
Highlights for the quarter include:

•	Generated $41.0 million in operating cash flow and $37.1 million in free cash flow allowing for the reduction of total debt by $34.5 million during the fourth quarter of 2019

•	Reduced leverage ratio to 2.98x at December 31, 2019 from 3.52x as of September 30, 2019

•	Incurred fourth quarter net loss of $32.1 million and delivered Adjusted EBITDA of $29.9 million

•
Reported fourth quarter revenues of $148.7 million, an increase of 30% year-over-year due to the Action Industrial Catering ("Action") acquisition in Australia and stronger occupancy in both our Canadian lodges and Australian villages

“Civeo made significant progress in 2019 despite some challenges in our key end markets. We achieved year-over-year growth in revenues and EBITDA, generated $74.5 million of operating cash flow and $50.6 million of free cash flow, completed the acquisition and integration of Action and reduced our leverage ratio to 2.98x at year end,” stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, “The fourth quarter results continued to build on our positive momentum experienced earlier in 2019 with strong operational and financial results. We realized a significant amount of free cash flow in the quarter which allowed us to materially reduce our total debt and our leverage ratio. Despite the typical seasonal holiday downtime, our Canadian and Australian segments experienced very strong occupancy compared to the fourth quarter of 2018,”

Mr. Dodson added, “Looking ahead to 2020, we will continue to focus on generating free cash flow to pay down debt, strengthening our balance sheet and creating long-term shareholder value.”

Fourth Quarter 2019 Results
In the fourth quarter of 2019, Civeo generated revenues of $148.7 million and reported a net loss of $32.1 million, or $0.19 per share. The loss results in part from $20.6 million in costs associated with goodwill and asset impairments and $0.2 million in Action transaction costs. During the fourth quarter of 2019, Civeo produced operating cash flow of $41.0 million, Adjusted EBITDA of $29.9 million and free cash flow of $37.1 million.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisitions of Noralta Lodge Ltd. ("Noralta") and Action. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
By comparison, in the fourth quarter of 2018, Civeo generated revenues of $114.5 million and reported a net loss of $13.8 million, or $0.08 per share. The loss represents a $15.2 million pre-tax loss resulting in part from $2.1 million in costs associated with Civeo’s acquisition of Noralta. During the fourth quarter of 2018, Civeo generated operating cash flow of $28.5 million, Adjusted EBITDA of $19.9 million and free cash flow of $21.9 million.
Overall, the increase in revenues and Adjusted EBITDA in the fourth quarter of 2019 compared to 2018 was primarily due to higher billed rooms in our Canadian and Australian segments coupled with the acquisition of Action in July 2019.
Full Year 2019 Results
For the full year 2019, the Company reported revenues of $527.6 million and a net loss of $60.3 million, or $0.36 per share. Adjusted EBITDA for full year 2019 was $108.4 million. This compared to revenues of $466.7 million and a net loss of $131.8 million, or $0.84 per share, for the full year 2018. Adjusted EBITDA was $76.8 million in 2018.

The increase in revenues and Adjusted EBITDA in 2019 as compared to 2018 was primarily due to higher billed rooms across the majority of our Australian segment, solid operational execution in Canada, a shift in the Canadian occupancy mix towards Sitka lodge, and the acquisition of Action in July 2019.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2019 to the results for the fourth quarter of 2018. The Adjusted EBITDA amounts discussed below exclude the goodwill and fixed asset impairments and Action and Noralta-related expenses noted above.)
Canada
During the fourth quarter of 2019, the Canada segment generated revenues of $89.7 million, operating loss of $17.9 million and Adjusted EBITDA of $20.9 million, compared to revenues of $69.4 million, operating loss of $8.2 million and Adjusted EBITDA of $11.3 million in the fourth quarter of 2018. The fourth quarter of 2019 included a goodwill impairment charge of $19.9 million and an asset impairment charge of $0.7 million.
Revenues and Adjusted EBITDA were higher primarily due to a 22% increase in total room nights in the fourth quarter of 2019 compared to the fourth quarter of 2018. The increase in occupied rooms was primarily due to greater turnaround activity in the oil sands region coupled with higher capacity and occupancy at our Sitka Lodge serving the LNG Canada project.
Australia
During the fourth quarter of 2019, the Australia segment generated revenues of $48.9 million, operating income of $1.8 million and Adjusted EBITDA of $15.7 million, compared to revenues of $29.7 million, operating loss of $1.8 million and Adjusted EBITDA of $11.8 million in the fourth quarter of 2018.
Results for the fourth quarter of 2019 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues by $1.7 million. On a constant currency basis, the Australian segment experienced a 70.5% period-over-period increase in revenues due to the acquisition of Action and 17% higher room nights year-over-year in our villages primarily due to continued improvement in customer maintenance activity in the Bowen Basin. The Adjusted EBITDA increase was also primarily due to higher billed rooms as noted above.
U.S.
The U.S. segment generated revenues of $10.0 million, operating loss of $6.7 million and an Adjusted EBITDA loss of $0.2 million in the fourth quarter of 2019, compared to revenues of $15.5 million, operating loss of $2.2 million and an Adjusted EBITDA loss of $1.9 million in the fourth quarter of 2018. The revenue and Adjusted EBITDA decrease was primarily due to the Acadian Acres contract rolling off in mid-2019 and subdued customer drilling and completion activity.
Income Taxes
Civeo recognized an income tax provision of $3.2 million, which resulted in an effective tax rate of (11%) in the fourth quarter of 2019. During the fourth quarter of 2018, Civeo recognized an income tax benefit of $2.0 million, which resulted in an effective tax rate of 13%.
Financial Condition
As of December 31, 2019, Civeo had total liquidity of approximately $124.1 million, consisting of $120.8 million available under its revolving credit facilities and $3.3 million of cash on hand.
Civeo’s total debt outstanding on December 31, 2019 was $359.1 million, a $34.5 million decrease since September 30, 2019.
During 2019, Civeo invested $29.8 million in capital expenditures, up from $17.1 million during 2018. This increase is primarily related to the completed expansion of our Sitka Lodge in Kitimat, British Columbia by approximately 500 rooms during the first half of 2019.
First Quarter and Full Year 2020 Guidance
For the first quarter of 2020, Civeo expects revenues of $139.5 million to $143.5 million and EBITDA of $20.0 million to $22.0 million. For the full year of 2020, Civeo expects revenues of $560.0 million to $576.0 million, EBITDA of $100.0 million to $108.0 million and capital expenditures of $18.0 million to $22.0 million.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2019 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800)-263-0877 in the United States or (646)-828-8143 internationally and using the conference ID 2683193#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 2683193#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements in this news release include the statements regarding Civeo’s future plans and guidance, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the Company's ability to integrate acquisitions, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the Company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2018 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018	2019	2018

Revenues	$148,689	$114,520	$527,555	$466,692

Costs and expenses:
Cost of sales and services	102,464	83,031	366,814	332,414
Selling, general and administrative expenses	16,626	11,847	59,586	67,036
Depreciation and amortization expense	30,794	26,344	123,768	125,846
Impairment expense	20,602	—	26,148	28,661
Other operating expense	181	442	290	790
	170,667	121,664	576,606	554,747
Operating loss	(21,978)	(7,144)	(49,051)	(88,055)

Interest expense	(6,713)	(6,929)	(27,383)	(26,258)
Loss on extinguishment of debt	—	—	—	(748)
Interest income	12	134	78	226
Other income (expense)	399	(1,300)	7,281	1,623
Loss before income taxes	(28,280)	(15,239)	(69,075)	(113,212)
Income tax benefit (provision)	(3,222)	1,979	10,741	31,365
Net loss	(31,502)	(13,260)	(58,334)	(81,847)
Less: Net income attributable to noncontrolling interest	97	55	157	396
Net loss attributable to Civeo Corporation	(31,599)	(13,315)	(58,491)	(82,243)
Less: Dividends attributable to Class A preferred shares	465	489	1,849	49,589
Net loss attributable to Civeo Corporation common shareholders	$(32,064)	$(13,804)	$(60,340)	$(131,832)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.19)	$(0.08)	$(0.36)	$(0.84)
Diluted	$(0.19)	$(0.08)	$(0.36)	$(0.84)

Weighted average number of common shares outstanding:
Basic	167,653	165,599	167,047	157,231
Diluted	167,653	165,599	167,047	157,231

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019	December 31, 2018
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$3,331	$12,372
Accounts receivable, net	99,493	70,223
Inventories	5,877	4,313
Assets held for sale	7,589	10,297
Prepaid expenses and other current assets	15,151	10,592
Total current assets	131,441	107,797

Property, plant and equipment, net	590,309	658,905
Goodwill, net	110,173	114,207
Other intangible assets, net	111,837	119,409
Operating lease right-of-use assets	24,876	—
Other noncurrent assets	1,276	1,359
Total assets	$969,912	$1,001,677

Current liabilities:
Accounts payable	$36,971	$28,334
Accrued liabilities	21,755	15,956
Income taxes	328	310
Current portion of long-term debt	35,080	33,329
Deferred revenue	7,165	3,035
Other current liabilities	8,741	5,719
Total current liabilities	110,040	86,683

Long-term debt	321,792	342,908
Deferred income taxes	9,452	18,442
Operating lease liabilities	21,231	—
Other noncurrent liabilities	16,592	18,220
Total liabilities	479,107	466,253

Shareholders' equity:
Preferred shares	58,129	56,280
Common shares	—	—
Additional paid-in capital	1,572,249	1,562,133
Accumulated deficit	(771,590)	(710,551)
Treasury stock	(5,472)	(1,189)
Accumulated other comprehensive loss	(363,173)	(371,249)
Total Civeo Corporation shareholders' equity	490,143	535,424
Noncontrolling interest	662	—
Total shareholders' equity	490,805	535,424
Total liabilities and shareholders' equity	$969,912	$1,001,677

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(58,334)	$(81,847)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	123,768	125,846
Impairment charges	26,148	28,661
Loss on extinguishment of debt	—	748
Deferred income tax benefit	(11,713)	(31,403)
Non-cash compensation charge	10,116	11,036
Gain on disposals of assets	(3,882)	(1,606)
Provision for loss on receivables, net of recoveries	(30)	(276)
Other, net	2,659	4,879
Changes in operating assets and liabilities:
Accounts receivable	(20,547)	13,326
Inventories	(87)	3,376
Accounts payable and accrued liabilities	8,473	(17,716)
Taxes payable	(75)	5,310
Other current assets and liabilities, net	(2,015)	(5,943)
Net cash flows provided by operating activities	74,481	54,391

Cash flows from investing activities:
Payments related to acquisitions, net of cash acquired	(16,434)	(171,337)
Capital expenditures	(29,812)	(17,108)
Proceeds from disposition of property, plant and equipment	5,906	5,844
Other, net	1,762	654
Net cash flows used in investing activities	(38,578)	(181,947)

Cash flows from financing activities:
Term loan repayments	(34,942)	(26,609)
Revolving credit borrowings (repayments), net	(3,456)	140,973
Debt issuance costs	(1,950)	(4,009)
Other, net	(4,283)	(832)
Net cash flows provided by (used in) financing activities	(44,631)	109,523

Effect of exchange rate changes on cash	(313)	(2,242)
Net change in cash and cash equivalents	(9,041)	(20,275)

Cash and cash equivalents, beginning of period	12,372	32,647
Cash and cash equivalents, end of period	$3,331	$12,372

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018	2019	2018
Revenues
Canada	$89,708	$69,351	$325,651	$296,012
Australia	48,933	29,696	156,093	119,238
United States	10,048	15,473	45,811	51,442
Total revenues	$148,689	$114,520	$527,555	$466,692

EBITDA (1)
Canada	$311	$10,112	$51,745	$21,639
Australia	15,563	11,759	49,871	44,821
United States	(155)	1,908	5,479	5,566
Corporate and eliminations	(6,601)	(5,934)	(25,254)	(33,008)
Total EBITDA	$9,118	$17,845	$81,841	$39,018

Adjusted EBITDA (1)
Canada	$20,913	$11,313	$72,347	$53,816
Australia	15,716	11,759	55,786	44,821
United States	(155)	1,908	5,479	5,566
Corporate and eliminations	(6,601)	(5,077)	(25,254)	(27,425)
Total adjusted EBITDA	$29,873	$19,903	$108,358	$76,778

Operating income (loss)
Canada	$(17,876)	$(8,177)	$(32,313)	$(63,519)
Australia	1,819	1,843	517	(1,950)
United States	(6,730)	(2,195)	(11,214)	(8,640)
Corporate and eliminations	809	1,385	(6,041)	(13,946)
Total operating loss	$(21,978)	$(7,144)	$(49,051)	$(88,055)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018	2019	2018

EBITDA (1)	$9,118	$17,845	$81,841	$39,018
Adjusted EBITDA (1)	$29,873	$19,903	$108,358	$76,778
Free Cash Flow (2)	$37,084	$21,893	$50,575	$43,127

(1)
The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisitions of Noralta and Action. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018	2019	2018

Net loss attributable to Civeo Corporation	$(31,599)	$(13,315)	$(58,491)	$(82,243)
Income tax provision (benefit)	3,222	(1,979)	(10,741)	(31,365)
Depreciation and amortization	30,794	26,344	123,768	125,846
Interest income	(12)	(134)	(78)	(226)
Loss on extinguishment of debt	—	—	—	748
Interest expense	6,713	6,929	27,383	26,258
EBITDA	$9,118	$17,845	$81,841	$39,018
Adjustments to EBITDA
Impairment of long-lived assets (a)	702	—	6,248	28,661
Impairment of goodwill (b)	19,900	—	19,900	—
Noralta transaction costs (c)	—	2,058	—	9,099
Action transaction costs (d)	153	—	369	—
Adjusted EBITDA	$29,873	$19,903	$108,358	$76,778

(a)
Relates to asset impairments recorded in the fourth and second quarter of 2019 and the first quarter 2018. In the fourth quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Canada of $0.7 million ($0.5 million after-tax, or $0.00 per diluted share), which is included in Impairment expense on the unaudited statements of operations. In the second quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Australia of $5.5 million ($5.5 million after-tax, or $0.03 per diluted share), which is included in Impairment expense on the unaudited statements of operations. This includes $1.0 million of impairment expense related to an error corrected in the second quarter 2019. During the second quarter of 2019, we identified a future liability related to an asset retirement obligation (ARO) at one of our villages in Australia that should have been recorded in 2011. We determined that the error was not material to our previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and therefore, corrected the error in the second quarter of 2019.

In the first quarter 2018, we recorded a pre-tax loss related to the impairment of assets in Canada of $28.7 million ($20.9 million after-tax, or $0.14 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b)
Relates to the impairment of goodwill. The $19.9 million impairment ($19.9 million after-tax, or $0.12 per diluted share) is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)
Relates to costs incurred associated with Civeo's acquisition of Noralta. For the twelve month period ended December 31, 2018, the $9.1 million of costs in 2018 ($8.0 million after-tax, or $0.05 per diluted share), are reflected in the Canada ($3.5 million) and Corporate and eliminations ($5.6 million) reportable segments and are included in Costs of sales and services ($1.0 million), Selling, general and administrative expenses ($7.2 million) and Other income (expense) ($0.9 million) on the unaudited statements of operations. For the three month period ended December 31, 2018, the $2.1 million of costs in 2018 ($1.7 million after-tax, or $0.01, per diluted share), are reflected in the Canada ($1.2 million) and Corporate and eliminations ($0.9 million) reportable segments and are included in Costs of sales and services ($0.6 million), Selling, general and administrative expenses ($0.6 million) and Other income (expense) ($0.9 million) on the unaudited statements of operations.

(d)
Relates to costs incurred associated with Civeo's acquisition of Action. For the twelve month period ended December 31, 2019, the $0.4 million of costs ($0.4 million after-tax, or $0.00, per diluted share), are reflected in the Australia reportable segment and are included in Selling, general and administrative expenses on the unaudited statements of operations. For the three month period ended December 31, 2019, the $0.2 million of costs ($0.2 million after-tax, or $0.00, per diluted share), are reflected in the Australia reportable segment and are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2)
The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018	2019	2018

Net Cash Flows Provided by Operating Activities	$40,955	$28,529	$74,481	$54,391
Capital expenditures	(4,295)	(8,442)	(29,812)	(17,108)
Proceeds from disposition of property, plant and equipment	424	1,806	5,906	5,844
Free Cash Flow	$37,084	$21,893	$50,575	$43,127

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	THREE MONTHS ENDING MARCH 31, 2020		YEAR ENDING DECEMBER 31, 2020
EBITDA Range (1)	$20.0	$22.0	$100.0	$108.0

(1)
The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING MARCH 31, 2020		YEAR ENDING DECEMBER 31, 2020
	(estimated)		(estimated)

Net loss	$(8.6)	$(7.0)	$(12.8)	$(5.3)
Income tax provision (benefit)	(1.4)	(1.0)	(0.2)	0.3
Depreciation and amortization	24.0	24.0	93.0	93.0
Interest expense	6.0	6.0	20.0	20.0
EBITDA	$20.0	$22.0	$100.0	$108.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2019	2018	2019	2018

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$77,803	$62,641	$281,577	$266,899
Mobile facility rental revenue (2)	3,927	33	9,575	9,316
Food and other services revenue (3)	7,978	4,519	33,485	15,601
Manufacturing revenue (4)	—	2,158	1,014	4,196
Total Canadian revenues	$89,708	$69,351	$325,651	$296,012

Costs
Accommodation cost	$50,539	$43,335	$187,679	$182,387
Mobile facility rental cost	2,758	248	7,493	9,985
Food and other services cost	6,975	4,435	30,595	14,756
Manufacturing cost	18	2,622	1,025	4,995
Indirect other cost	3,134	4,345	12,832	15,134
Total Canadian cost of sales and services	$63,424	$54,985	$239,624	$227,257

Average daily rates (5)	$92	$91	$91	$89

Billed rooms (6)	837,217	687,217	3,078,727	3,007,229

Canadian dollar to U.S. dollar	$0.758	$0.757	$0.754	$0.772

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$33,574	$29,553	$126,047	$117,896
Food and other services revenue (3)	15,359	143	30,046	1,342
Total Australian revenues	$48,933	$29,696	$156,093	$119,238

Costs
Accommodation cost	$15,229	$14,424	$60,045	$57,366
Food and other services cost	13,266	125	26,073	1,150
Indirect other cost	877	630	2,972	2,552
Total Australian cost of sales and services	$29,372	$15,179	$89,090	$61,068

Average daily rates (5)	$72	$74	$73	$78

Billed rooms (6)	463,330	397,335	1,717,186	1,512,030

Australian dollar to U.S. dollar	$0.684	$0.718	$0.695	$0.748

(1)	Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.

(2)	Includes revenues related to mobile camps for the periods presented.

(3)	Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.

(4)	Includes revenues related to modular construction services for the periods presented.

(5)	Average daily rate is based on billed rooms and accommodation revenue.

(6)	Billed rooms represents total billed days for the periods presented.

CONTACT:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
713-353-5407